Exhibit 97.1

DESWELL INDUSTRIES, INC.
COMPENSATION RECOVERY POLICY
(Adopted and Approved on  October 2, 2023)

1.      Purpose. Deswell Industries, Inc. (the “Company”) has adopted this Compensation Recovery Policy (“Policy”) to comply with Section 10D of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Rule 10D-1 of the Exchange Act, which require the recovery of certain Incentive-Based Compensation erroneously awarded to a Covered Executive.

2.      Administration of Policy. This Policy shall be administered by the Board of Directors of the Company (the “Board”). The Board will, subject to the provisions of this Policy, Rule 10D-1 of the Exchange Act, and the Company’s applicable exchange listing standards, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Board will be final, binding and conclusive. Capitalized terms used in this Policy that are not otherwise defined shall have the meanings set forth in Section 8 of this Policy.

3.      Recovery of Certain Inventive-Based Compensation. In the event the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, all Recoverable Incentive-Based Compensation from Covered Executives. The Board shall determine, in its sole discretion, the method of recovering any Recoverable Incentive-Based Compensation under this Policy. Notwithstanding the foregoing, if the Company is required to prepare a Restatement, the Company will not be required to recover the Recoverable Incentive-Based Compensation Received by a Covered Executive if a majority of the independent directors serving on the Board has made a determination that recovery would be impracticable and one of the following conditions is met:

a.           the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered and the Company (i) has made a reasonable attempt to recover the Recoverable Incentive-Based Compensation, (ii) has documented such reasonable attempt(s) to recover, and (iii) has provided such documentation to the Company’s applicable listing exchange;

b.           the recovery would violate the home country law of the jurisdiction of incorporation of the Company where that law was adopted prior to November 28, 2022 and the Company provides the Company’s applicable listing exchange with an opinion of home country counsel, acceptable to such listing exchange, that recovery would result in such a violation; or

c.           the recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

4.      No Indemnification or Reimbursement. Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company indemnify or reimburse any current or former Covered Executive for any loss of Recoverable Incentive-Based Compensation under this Policy, and the Company shall not pay or reimburse any Covered Executive for premiums on any insurance policy to fund such Covered Executive’s potential recovery obligations under this Policy.

5.      Notice. Before the Board determines to seek recovery pursuant to this Policy, it shall provide the Covered Executive with written notice and the opportunity to be heard at a meeting of the Board (either in person or via telephone).

6.      Amendment and Interpretation. The Board may amend this Policy from time to time in its sole discretion, and shall amend this Policy as it deems necessary to reflect the regulations adopted by the Securities and Exchange Commission and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are then listed. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission and any national securities exchange on which the Company’s securities are then listed.

7.      Acknowledgement by Covered Executives; Condition to Eligibility for Incentive-Based Compensation. The Company will provide notice and seek acknowledgement of this Policy from each Covered Executive, provided that the failure to provide such notice or obtain such acknowledgement will have no impact on the applicability or enforceability of this Policy. The Company must be in receipt of a Covered Executive’s acknowledgement as a condition to such Covered Person’s eligibility to receive Incentive-Based Compensation after October 2, 2023.

8.      Definitions. Unless the context otherwise requires, the following definitions apply for purposes of this Policy:

a.           “Covered Executive” means any person who is, or was at any time, during the Relevant Period, an Executive Officer of the Company. For the avoidance of doubt, a Covered Person may include a former Executive Officer that left the Company, retired, or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Relevant Period.

b.           “Executive Officer” means the Company’s president, principal executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company.

c.           “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

d.           “Financial Reporting Measure” means any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are each a Financial Reporting Measure.

e.           “Received” Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

f.            “Recoverable Incentive-Based Compensation” means the amount of Incentive-Based Compensation Received by a Covered Executive on or after October 2, 2023 that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by such Covered Executive had it been determined based on the amounts in the Restatement, in each case calculated without regard to any taxes paid; provided, however, for Incentive-Based Compensation based on stock price or total shareholder return, where the Recoverable Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in an applicable Restatement, (i) the Recoverable Incentive-Based Compensation must be based on a reasonable estimate of the effect of the applicable Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and (ii) the Company must maintain documentation of the determination of such reasonable estimate and provide such documentation to the Company’s applicable listing exchange.

For the avoidance of doubt “Recoverable Incentive-Based Compensation” does not include any Incentive-Based Compensation Received by a person (i) before such person began service in a position or capacity meeting the definition of an Executive Officer, (ii) who did not serve as an Executive Officer at any time during the performance period for that Incentive-Based Compensation, or (iii) during any period the Company did not have a class of its securities listed on a national securities exchange or a national securities association.

g.           Relevant Period” means the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The “Relevant Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence.

h.           “Restatement” means an accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

DESWELL INDUSTRIES, INC.
COMPENSATION RECOVERY POLICY
CERTIFICATION

I have received a copy of and read the Compensation Recovery Policy (the “Policy”) of Deswell Industries, Inc. (together with its subsidiaries, the “Company”). I understand and agree to the terms and conditions set forth in the Policy. I further agree that the terms and conditions of the Policy shall amend or supplement the terms of any award, grant or other agreement with the Company related to Incentive-Based Compensation subject to the Policy, and if any terms or conditions of such award, grant or agreement conflict with the terms or conditions of the Policy, then the terms and condition of the Policy shall control.

Signature:
Print Name:
Date:

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